------------------------------
                                                  OMB Number:  3235-0145
                                                  Expires:  December 31, 1997
                                                  Estimated average burden
                                                  hours per response ..... 14.90
                                                  ------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                                  NeoPath, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   640517108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2); has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 640517108                    13G                    Page 2 of 10 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Trustees of General Electric Pension Trust
            I.R.S. #14-6015763
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            State of New York
--------------------------------------------------------------------------------
           NUMBER OF              5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  None
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH               ------------------------------------------------
                                  6
                                       SHARED VOTING POWER

                                       1,526,463
                                ------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       None
                                ------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       1,526,463
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,526,463
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            10.9%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            EP
--------------------------------------------------------------------------------


                               Page 2 of 10 Pages

-------------------                                           ------------------
CUSIP No. 640517108                    13G                    Page 3 of 10 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            General Electric Investment Corporation, as Investment Adviser to
            GEPT (as defined below)
            I.R.S. #22-2152310
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
           NUMBER OF              5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH               ------------------------------------------------
                                  6    SHARED VOTING POWER

                                       1,526,463
                                ------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER


                                ------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       1,526,463
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,526,463
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            10.9%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            IA
--------------------------------------------------------------------------------


                               Page 3 of 10 Pages

-------------------                                           ------------------
CUSIP No. 640517108                    13G                    Page 4 of 10 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            General Electric Company
            I.R.S. #14-0689340
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            State of New York
--------------------------------------------------------------------------------
           NUMBER OF              5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  Disclaimed (see 9 below)
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH               ------------------------------------------------
                                  6    SHARED VOTING POWER

                                       0
                                ------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       Disclaimed (see 9 below)
                                ------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            Not applicable
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 10 Pages

INTRODUCTORY NOTE: This Amendment No. 3 amends the Statement on Schedule 13G, as amended (the "Schedule 13G") filed by the General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), and Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 18, 1997. GEIC acts as an Investment Adviser (registered under the Investment Advisers Act of 1940) to GEPT, and may be deemed to be a beneficial owner of 1,526,463 shares of Common Stock of NeoPath, Inc. (the "Issuer") owned by GEPT. GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

            The Items from the Schedule 13G are hereby amended to read as follows:

Item 4      Ownership

            (a) Amount beneficially owned: On March 25, 1997, GEPT exercised its warrants to purchase 416,667 shares of Common Stock at a purchase price of $7.20 per share. GEPT has no more warrants to purchase Common Stock outstanding. As of December 31, 1997, GEPT beneficially owned 1,526,463 shares of Common Stock. As Investment Adviser, GEIC may also be deemed beneficial owner of such 1,526,463 shares of Common Stock.

            (b) Such 1,526,463 shares of Common Stock represent approximately 10.9% of the outstanding Common Stock.

            (c) See cover pages and introductory note.

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 5 of 10 Pages

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1998

                                       TRUSTEES OF GENERAL ELECTRIC
                                       PENSION TRUST


                                       By: /s/ Alan M. Lewis
                                           -------------------------------------
                                           Name:  Alan M. Lewis
                                           Title: Trustee


                               Page 6 of 10 Pages

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1998

                                       GENERAL ELECTRIC INVESTMENT CORPORATION, as Investment Adviser to General Electric Pension Trust


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                               Page 7 of 10 Pages

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1998


                                       GENERAL ELECTRIC COMPANY


                                       By: /s/ John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President


                               Page 8 of 10 Pages

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of NeoPath, Inc. is being filed on behalf of each of the undersigned.

Dated: February 12, 1998

                                       TRUSTEES OF GENERAL ELECTRIC
                                       PENSION TRUST


                                       By: /s/ Alan M. Lewis
                                           -------------------------------------
                                           Name:  Alan M. Lewis
                                           Title: Trustee

                                       GENERAL ELECTRIC INVESTMENT CORPORATION, as Investment Adviser to General Electric Pension Trust


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                       GENERAL ELECTRIC COMPANY


                                       By: /s/ John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President


                               Page 9 of 10 Pages

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

            The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                Thomas J. Szkutak

                                 Donald W. Torey


                               Page 10 of 10 Pages